Exhibit 99.06

Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474

Virco Announces Board Reorganization

Torrance, CA: Virco Mfg. Corporation (NASDAQ: VIRC) announced today that its Board of Directors has unanimously determined to reconstitute itself into a smaller and nimbler structure. As a result, the Board will be reduced in size to 5 members, which is expected to save in excess of $250,000 per year. These savings are in line with the percentage savings achieved by the Company in other areas over the past several years.

To implement this reconfiguration, six current directors have tendered their resignations. They were replaced by two new independent directors, Robert Lind and Donald Rudkin, who join existing new independent director, Michael DiGregorio.

Chairman of the Board and CEO Robert Virtue said: “We have worked diligently through the recent recession to make changes in our organization to maintain our position as the most trusted supplier of furniture and equipment for education, both in America and internationally. I want to personally thank our departing directors for their many years of service.”

Mr. Virtue continued, “As we anticipate a growing recovery in the education market, the agility of our new, leaner Board will help us capitalize on growth opportunities. These directors bring new experience and broad strengths to our current team and I look forward to working with them to the benefit of our customers and stockholders.”

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; raw material costs; state and municipal bond funding; order rates; shipments; cost control initiatives; operating efficiencies; supply chains; the Company’s domestic factories; new school construction and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; our ability to access cash under our credit facility; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2014, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.